Exhibit 99.3

INOVIO BIOMEDICAL CORPORATION

a Delaware corporation

Modified Plurality Voting Policy

In an uncontested election of directors of Inovio Biomedical Corporation (the “Company”), any nominee who receives (a) a greater number of votes “withheld” from his or her election or re-election than votes “for” his or her election or re-election and (b) votes “withheld” from his or her election or re-election that constitute thirty-five percent (35%) or more of the outstanding shares of the Company’s common stock (such conditions together, a “Majority Withheld Vote”) shall promptly tender his or her written resignation to the Chairman of the Board of Directors (the “Board”) following the certification of the stockholder vote.  As used herein, an “uncontested election of directors” is an election in which the number of nominees is not greater than the number of seats designated as open for election on the Company’s Board.

The Nomination and Corporate Governance Committee (the “Committee”) shall promptly convene a meeting and evaluate the impact of such tendered resignation on the Company’s compliance with the requirements of the Securities and Exchange Commission and the NYSE Alternext exchange (or other securities exchange or quotation system on which the Company’s securities are listed or quoted).  The Committee will promptly make a recommendation to the Board either to (i) accept the tendered resignation or (ii) due to the potential for non-compliance with applicable rules and regulations, to defer acceptance of the tendered resignation pending identification of a nominee for appointment to the Board to maintain regulatory compliance.  Upon receipt of the Committee’s recommendation, the Board will promptly take formal action regarding immediate or deferred acceptance of the resignation.  Notwithstanding any other provision of this policy, any deferral of acceptance of the resignation shall be for no more than thirty (30) days.

Following the Board’s decision on the Committee’s recommendation, the Company will promptly disclose, in a Form 8-K filed with the Securities and Exchange Commission, the Board’s decision, together with an explanation of the process by which the decision was made and, if applicable, the Board’s reason or reasons for rejecting the tendered resignation.

No director who, in accordance with this policy, is required to tender his or her resignation to the Board, shall participate in the Committee’s deliberations or recommendation, or in the Board’s deliberations or determination, with respect to accepting or rejecting his or her resignation as a director.  If a majority of the members of the Committee receive a Majority Withheld Vote, then the independent directors of the Board who did not receive a Majority Withheld Vote will appoint an ad hoc Board committee from amongst themselves (the “Ad Hoc Committee”), consisting of such number of directors as they may determine to be appropriate, solely for the purpose of considering and making a recommendation to the Board with respect to the tendered resignations.  The Ad Hoc Committee shall serve in place of the Committee and perform the Committee’s duties for the purposes of this policy.  Notwithstanding the foregoing, if an Ad Hoc Committee would have been created but only two or less directors would be eligible to serve on it (including in circumstances where the entire Board receives a Majority Withheld Vote), the entire Board (other than the director whose resignation is being considered) will make the determination to immediately accept or defer acceptance of each tendered resignation for 30 days without any recommendation from the Committee and without the creation of an Ad Hoc Committee.